UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

H. J. Heinz Company

(Name of Registrant as Specified In Its Charter)

Trian Partners GP, L.P.

Trian Partners General Partner, LLC

Trian Partners, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Master Fund (Non-ERISA), L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Parallel Fund I General Partner, LLC

Trian Partners Parallel Fund II, L.P.

Trian Partners Parallel Fund II GP, L.P.

Trian Partners Parallel Fund II General Partner, LLC

Trian SPV (SUB) I, L.P.

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Edward P. Garden

Castlerigg Master Investments Ltd.

Sandell Asset Management Corp.

Castlerigg International Limited

Castlerigg International Holdings Limited

Thomas E. Sandell

Gregory J. Norman

Peter H. Rothschild

Michael F. Weinstein

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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A presentation entitled "Presentation Regarding H. J. Heinz Company" was prepared by the Trian Group and posted to http://www.enhanceheinz.com. A copy of the presentation is filed herewith as Exhibit 1.

The Trian Group also issued the following questions for H. J. Heinz Company's management and board of directors to certain shareholders and/or members of the press.

1.

From the day William R. Johnson took over as CEO on April 30, 1998 through February 6, 2006 (the day when rumors of activist involvement in Heinz surfaced), Heinz’s share price decreased from $54.50 to $33.70, or 38%. Since February 6, 2006 the Company’s share price has increased approximately 26%. What message do you think this sends about the Company’s performance, as well as management and the Board’s credibility?

2.

How did the Company find $355 million of incremental cost savings in nine days from the time when the Trian Group’s plan was announced on May 23 through June 1 when the Company released its sixth restructuring plan? Put another way, why was only a $30 million cost savings target made public following the fifth restructuring plan announced in September 2005? Weren’t shareholders being short-changed by not disclosing the rest of the savings?

3.

The Company has stated that Trian’s proposed cost savings target of $575 million would “cripple” Heinz. First, isn’t it a bit disingenuous to say that for a Company with approximately $7 billion of expenses between SG&A and cost of sales, $575 million would cripple the Company but the Company’s own $385 million cost savings target is the right number? Second, if you bifurcate Heinz’s proposed savings between SG&A ($90 million) and other savings ($295 million including $265 million of cost of sales savings from June’s plan and $30 million from last September’s plan), the following becomes apparent. If the Company could achieve Heinz’s proposed non-SG&A savings ($295 million) and could simply get back to 2001 SG&A spending levels ($239 million to $315 million of additional cost savings), that would bring the total savings number to $534 million to $610 million (both very close to the $575 million target set by Trian). Why shouldn’t the Company’s 2001 SG&A levels be achievable in 2006 given Heinz is a smaller Company today ($8.4 billion versus $8.8 billion of sales back in 2001) and Heinz is less complex following a number of divestitures of non-core brands, segments and geographies, which should have led to a reduction in overhead.

4.

Given Nestle's recent entry into the dietary market with the acquisition of Jenny Craig, a transaction that was pursued by Nestle based on the strong growth dynamics and obvious relevance of that particular market, how does the Company justify its sale of Weight Watchers - the industry's clear number one player - in 1999?  The business, which had been acquired years before by a previous management team, was sold for approximately $735 in 1999 to a private equity firm.  Today, Weight Watchers is once again public with an enterprise value of approximately $5 billion, representing approximately 40% of Heinz's market capitalization when Trian began buying stock - value that clearly should have gone to Heinz shareholders.  As a follow-up, based on press reports, it appears that Heinz allowed its investment bankers on this transaction, who advised the Company to sell Weight Watchers for $735 million, to simultaneously co-invest in the deal and make an astronomical return on their investment.  How could this be? If the value potential was so obvious that the sell-side bankers were investing with the buyer, was that a sign that the business should not have been sold?

5.	How does the Company justify only $148 million of SG&A expense being spent on worldwide advertising, representing 1.7% of net revenue – a fraction of what competitors spend?

6.

Why have you made so much noise about the Trian Group's fitness to serve as Directors and spent significantly less time focusing on the issue of performance? What do you have to say about their value creation record with American National Can, Snapple, Triarc, Wendy's, etc. relative to your own record?

7.

Is it not a bit disingenuous for you to use December 20, 2002, a day when Heinz’s share price was 64% of the value it had been when William R. Johnson took over as CEO, as the starting point for measuring total shareholder returns versus the Company’s peers? Shouldn’t you disclose that on that day, the stock was also coincidentally off 19% from its 52-week high?

8.

In 1999, Heinz publicized a strategy targeting six core food categories including infant nutrition. In 2002, following the sale of the Company’s Heinz U.S. baby food business and Earth’s Best, the Company publicized a new strategy focused on only “two attractive food segments, Meal Enhancers and Meals & Snacks.” Then, in 2005, following yet another restructuring, the Company announced its new strategy again included infant nutrition as a core competency. Why has there been such a lack of consistency with respect to the Company’s strategy, as articulated to shareholders? Does this exemplify an overall lack of strategic vision at Heinz?

9.

Why does the Company include in “advertising expense” amounts that do not even appear as expense items on the income statement but rather are classified as reductions to revenue (typically deals and allowances)? This does not appear to be consistent with how most competitors report advertising expense. Is this done to make Heinz’s advertising spending appear higher on a relative basis?

10.

Heinz has referenced ISS index ratings as a reason why it believes Trian’s director nominees fail to meet its self-defined standards for its directors. Is it hypocritical that several of the Company’s own directors run companies with even lower index ratings? For example, Molson Coors Brewing Company, of which Heinz nominee/incumbent director Peter H. Coors is Vice Chairman, received a whopping 0.2 index rating, and PPG Industries, Inc., of which Heinz nominee/incumbent director Charles E. Bunch is Chairman and CEO, received a 21.4 index rating. Therefore, by Heinz's own supposed criteria, Messrs. Coors and Bunch would fail to qualify for its own Board.

11.

Your proxy statement suggests that you might challenge the validity of Trian’s notice of intent to nominate directors. That notice was delivered in early March 2006. Don’t you believe that it is a bit late to consider making that challenge now, more than 4 months after the notice was submitted and less than 30 days before the Annual Meeting? Don’t you think that such a challenge might be viewed by many of your shareholders as a way of disenfranching the same shareholders who, until Trian showed up, had not seen a real commitment to strong financial results or stock price improvements? Please comment.

12.

A recent J.P. Morgan report suggests you will not be able to make your numbers. You in turn stated that you stand confidently behind your guidance. Your share price dropped over 2% on the day that this report was issued. This suggests that your shareholders are concerned about you ability to execute on your plan without Trian's representatives on your board. Please comment.

13.	How do you reconcile the following statements taken directly from the Company’s 2006 Annual Report and Proxy?
a.	Mr. Johnson wrote “Dear fellow shareholders: I am pleased to report that your

Company achieved nearly every goal set by your Board of Directors for Fiscal 2006, while also completing the most significant renovation in Heinz’s history. As a result, we enter Fiscal 2007 with strong momentum and a favorable outlook.” (AR, Page 1)
b.	Operating income for Fiscal 2006 was $1.11 million, down from $1.28 million in Fiscal 2005 and $1.28 million in Fiscal 2004 (AR, Inside Cover)
c.	Net income was $646 million in Fiscal 2006, down from $753 million in Fiscal 2005 and $804 million in Fiscal 2004 (AR, Inside Cover)
d.	EPS was $1.89 in Fiscal 2006, down from $2.13 in Fiscal 2005 and $2.27 in Fiscal 2004 (AR, Inside Cover)
e.	Cash from operations was $1.07 billion in Fiscal 2006, down from $1.16 billion in Fiscal 2005 and $1.25 billion in Fiscal 2004 (AR, Inside Cover)
f.

“Annual Incentive Bonus: The Company’s management incentive plan covers officers and other key employees. Participants may elect to be paid on a current or deferred basis. The aggregate amount of all awards may not exceed certain limits in any year. Compensation under the management incentive plans was approximately $37 million in Fiscal 2006 and $26 million in Fiscal years 2005 and 2004.” (AR, Page 60)

g.

“Performance Unit Awards Program: In Fiscal 2005, the Company granted performance awards as permitted in the Fiscal Year 2003 Stock Incentive Plan, subject to the achievement of certain performance goals. These performance awards were tied to the Company’s financial measures of net income and sales growth over a two-year period. Awards were payable at the end of the two-year performance period based upon the Company achieving these targets. Once the minimum net income target was met, the amount of any award was dependent upon the level of sales growth of the Company for the performance period.” (AR, Page 60). “No awards were earned or paid for the two-year period ending May 3, 2006.” (Proxy, Page 36)

The following information was also added to the timeline contained on such website:

            “7/20/06
            Trian Group files updated discussion materials regarding Heinz with the SEC.”

            “7/19/06
            Trian Group sends letter and brochure to Heinz shareholders regarding Trian’s five highly qualified nominees to the Heinz Board of Directors.”

The following information was also posted to such website:

Heinz Total Shareholder Returns (“TSR”) vs.
Industry Through February 2006

Source:  Bloomberg.

(1)        As of June 12, 1996, when Mr. Johnson became president of H. J. Heinz Company.

(2)        As of April 30, 1998, when current management began its tenure.

Note:  Returns adjusted for dividends and assumes the same methodology Heinz has used in its recent presentations.  All returns are through February 3, 2006.

Heinz

S&P 500 Packaged Foods Index

Perhaps this is why
Mr. Johnson talks about the
period from December 2002
to February 2006

61.9%

(10.1%)

(11.3%)

36.5%

2.0%

18.9%

0.1%

120.2%

23.0%

31.9%

91.2%

27.0%

22.1%

21.0%

17.9%

7.7%

7.0%

16.0%

10-Year(1)

8-Year(2)

7-Year

6-Year

5-Year

4-Year

12/20/02

3-Year

2-Year